EXHIBIT 99


Press Release


                 TECHDYNE, INC. ANNOUNCES STRATEGIC ACQUISITION

HIALEAH, Fla.--(BUSINESS WIRE)--July 16, 2003--Techdyne, Inc. (Nasdaq:TCDN -
News), a multi-plant electronics contract manufacturer announced today the acquisition of AG Technologies, Inc., an international, value added provider of comprehensive electronic manufacturing services (EMS), with facilities in the United States and Matamoros, Mexico, as well as extensive manufacturing and design relationships in Asia.

AG Technologies is a private company, with sales of $11,000,000 in 2002. Most of these sales were generated through their 40,000 square foot facility in Matamoros. Techdyne acquired all of the outstanding shares of AG Technologies for a net purchase price of $1.6 million in cash, plus additional contingent consideration of up to $1.3 million, payable over a three year period based upon achievement of target sales levels during that period.

Sam Russell, Techdyne's Chairman commented: "We have been searching for the 'right' acquisition to expand into Mexico for over a year; in AG, we believe we have found that 'right' company. This new facility will enable us to be competitive in the higher volume arena for assembly in North America. AG additionally brings with it an impressive list of customers in a broad range of industries. The current plan is to add sheet metal and plastic injection molding capabilities into Mexico to enable the Simclar Group to provide a total low cost solution into North America for volume production."

Techdyne, Inc., with four U.S. manufacturing locations, has been engaged in contract manufacturing of electronic and electro-mechanical products for OEMs for 27 years.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, and markets for the Company's products and services are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's customer concentration, debt covenants, competition, and other risks detailed in the Company's most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Visit Techdyne, Inc. at its website, http://www.tcdn.com for more information
about the Company.                   -------------------

Contact:
     Techdyne, Inc., Hialeah
     Barry Pardon, 305-827-5240